EXHIBIT 99.1

TSS Reports Second Quarter 2026 Financial Results

Systems Integration Revenue Increased 46% Year-Over-Year, Representing 39% of Total Revenue

~$17 Million Investment Expected to Drive Increased Systems Integration Revenue from Next Generation AI Data Center Technology

GEORGETOWN, TEXAS – Aug. 13, 2026 – TSS, Inc. (Nasdaq: TSSI), a data center services company that provides integration and related services for AI and other high-performance computing infrastructure and software, today reported results for its second quarter ended June 30, 2026, showing a continued strategic shift of its revenue base toward higher margin AI and infrastructure services.

•	Systems integration revenue grew 46% year-over-year
•	Facilities management revenue grew 84%
•	Reduction in total revenues reflects shift from lower margin procurement business to higher margin systems integration and facilities management business lines
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The company began deploying capital for its planned $17 million investment in readiness for the next generation of AI data center technology, which is expected to convert into higher systems integration revenues beginning in the third quarter of 2026

“Systems integration revenue represented 39% of total revenues in the quarter, compared with just 22% in the prior year quarter. Over time, we expect growth in Systems Integration will continue to outpace the other segments of our business given the strong demand signals we are seeing and our proven ability to address complex technology needs," said Darryll Dewan, CEO of TSS, Inc.

Second Quarter 2026 Financial Highlights:

(All comparisons are to Second Quarter 2025)

•	Revenues of $35.1 million, down 20%, with growth in higher margin business lines

o	Procurement revenues of $18.2 million, down 45%
o	Systems Integration revenues of $13.9 million, up 46%
o	Facilities Management revenues of $2.7 million, up 84%
o	Operating lease income of $0.3 million as we began warehouse operations May 1, 2026 using our previously idle former Round Rock integration facility

•	Gross profit of $8.0 million, up 11%
•	Pre-tax income up 19% on favorable leveraging of expense structure
•

Net income of $1.4 million and Diluted EPS of $0.05, compared to net income of $1.5 million and Diluted EPS of $0.06 after full tax provision, following Q4 2025 removal of valuation allowance on deferred tax asset

•	Adjusted EBITDA of $4.5 million, up 12%, reflecting a shift in total revenues to higher margin systems integration

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Year-to-Date 2026 Financial Highlights:

(All comparisons are to the First Six Months of 2025)

•	Revenues of $90.5 million, down 37%, with growth skewed towards higher margin business lines

o	Procurement revenues of $58.2 million, down 53%
o	Systems Integration revenues of $28.0 million, up 65%
o	Facilities Management revenues of $4.0 million, up 44%

•	Gross profit of $16.8 million, up 2%

o	Reflects current period $1.9 million allocation of depreciation to COGS vs $0.6 million in the prior year period

•	Pre-tax income of $4.5 million, down only 1% despite comparison to record procurement revenues in the prior year period
•

Net income of $3.7 million and Diluted EPS of $0.13 compared to net income of $4.5 million and Diluted EPS of $0.17 after full tax provision, following Q4 2025 removal of valuation allowance on deferred tax asset

•	Adjusted EBITDA of $9.8 million, up 5%, reflecting a shift in total revenues to higher margin systems integration

2026 Outlook

Dewan concluded, “Looking ahead, we expect the second half of this year to be stronger than the first half with accelerated growth in Systems Integration as we continue to see strong demand across our business. We maintain our 2026 outlook for Adjusted EBITDA to be at the upper end of our $20 million to $22 million range.

Conference Call Details

The Company will conduct a conference call at 5 p.m. Eastern time today. To participate on the conference call, please dial 888-506-0062 toll free from the U.S. or Canada. Other international callers may access the call at 1-973-528-0011. The event ID is 473873.  Investors may also access a live audio webcast of this conference call and replay the call for one year following the webcast at https://www.webcaster5.com/Webcast/Page/2294/54255.

About Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental financial measure not defined under Generally Accepted Accounting Principles (GAAP). We define Adjusted EBITDA as net income (loss) before net interest expense and bank factoring costs, income taxes, depreciation and amortization, impairment loss on goodwill and other intangibles, stock-based compensation, and certain extraordinary items. We present Adjusted EBITDA because we believe this supplemental measure of operating performance is helpful in comparing our operating results across reporting periods on a consistent basis by excluding items that may or could have a disproportionately positive or negative impact on our results of operations in any particular period. We also use Adjusted EBITDA as a factor in evaluating the performance of certain management personnel when determining incentive compensation.

Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, Adjusted EBITDA has been reconciled to the nearest GAAP measure; this reconciliation is located under the heading “Adjusted EBITDA Reconciliation” following the Consolidated Statements of Operations included in this press release. The Company is unable to provide a reconciliation of forward-looking Adjusted EBITDA to GAAP net income because certain reconciling items are outside the Company’s control or cannot be reasonably predicted without unreasonable efforts. These items may include stock-based compensation expense, fluctuations in prevailing interest rates and the resulting impacts on bank factoring fees, interest expense and interest income, and other adjustments that may be material.

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About TSS, Inc.

TSS specializes in simplifying the complex. The TSS mission is to streamline the integration and deployment of high-performance computing infrastructure and software, ensuring that end users quickly receive and efficiently utilize the necessary technology. Known for flexibility, the company builds, integrates, and deploys custom, high-volume solutions that empower data centers and catalyze the digital transformation of generative AI and other leading-edge technologies essential for modern computing, data, and business needs. TSS' reputation is built on passion and experience, quality, and fast time to value. As trusted partners of the world's leading data center technology providers, the company manages and deploys billions of dollars in technology each year. For more information, visit www.tssiusa.com.

Forward Looking Statements

This press release may contain “forward-looking statements” -- that is, statements related to future -- not past -- events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as “guidance,” “forecast,” “prospects,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could adversely or positively affect our future results include: we may not have sufficient resources to fund our business and may need to issue debt or equity to obtain additional funding; our reliance on a significant portion of our revenues from a limited number of customers and our ability to diversify our customer base; risks relating to operating in a highly competitive industry; risks relating to supply chain challenges; risk related to changes in labor market conditions; risks related to the implementation of a new enterprise resource IT system; risks related to the development of our procurement services business; risks relating to rapid technological, structural, and competitive changes affecting the industries we serve; risks involved in properly managing complex projects; risks relating to the possible cancellation of customer contracts on short notice; risks relating to our ability to continue to implement our strategy, including having sufficient financial resources to carry out that strategy; and other risks and uncertainties disclosed in our filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2025. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Contacts:
Hayden IR	TSS, Inc.
James Carbonara (646) 755-7412	Danny Chism, CFO
Brett Maas (646) 536-7331	(512) 310-4908
tssi@haydenir.com	dchism@tssiusa.com

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TSS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2026 (Unaudited)	December 31, 2025
Current Assets:
Cash and cash equivalents	$67,679	$85,510
Contract and other receivables, net	14,320	12,501
Costs and estimated earnings in excess of billings on uncompleted contracts	205	3,011
Inventories, net	16,962	15,966
Restricted cash	1,811	-
Prepaid expenses and other current assets	1,944	1,642
Total current assets	102,921	118,630
Property and equipment, net	45,901	38,076
Lease right-of-use asset	14,569	15,294
Goodwill	780	780
Deferred tax asset, net of valuation allowance	7,242	7,917
Other assets	3,908	4,238
Total assets	$175,321	$184,935

Current Liabilities:
Accounts payable	$38,295	$46,362
Accrued expenses and other current liabilities	14,814	6,273
Deferred revenues, current	2,793	13,928
Long-term debt, current	4,161	4,010
Lease liabilities, current	2,117	1,994
Total current liabilities	62,180	72,567
Non-current Liabilities:
Long-term debt, non-current	11,919	14,004
Lease liabilities, non-current	20,568	21,629
Deferred revenues, non-current	255	-
Other non-current liabilities	103	100
Total non-current liabilities	32,845	35,733
Total liabilities	95,025	108,300

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock	-	-
Common stock	3	3
Additional paid-in capital	121,795	121,842
Accumulated deficit	(41,502)	(45,210)
Total stockholders’ equity	80,296	76,635
Total liabilities and stockholders’ equity	$175,321	$184,935

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TSS, Inc.

Consolidated Statements of Operations

(Unaudited, In thousands except per-share values)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues
Procurement	$18,249	$33,002	$58,229	$123,179
Facilities management	2,723	1,482	4,013	2,780
System integration	13,880	9,486	27,956	16,970
Operating lease income	289	-	289	-
Total revenues	35,141	43,970	90,487	142,929
Cost of revenues
Cost of revenues	25,908	36,155	71,512	125,904
Cost of revenues - depreciation	989	618	1,925	618
Cost of lease operations	235	-	235	-
Total cost of revenues	27,132	36,773	73,672	126,522
Gross Profit	8,009	7,197	16,815	16,407

Operating Expenses:
Selling, general and administrative	5,560	4,735	11,082	9,622
Depreciation and amortization	320	226	626	436
Bank factoring fees	510	859	1,214	2,327
Loss on sale or disposal of assets	17	-	17	-
Total operating expenses	6,407	5,820	12,939	12,385
Income from operations	1,602	1,377	3,876	4,022

Interest expense	322	-	655	-
Interest income	(565)	(175)	(1,290)	(558)
Other expense (income)	-	-	(1)	-
Pre-tax income	1,845	1,552	4,512	4,580
Income tax expense	413	69	804	118
Net income	$1,432	$1,483	$3,708	$4,462

Earnings per common share - Basic	$0.05	$0.06	$0.13	$0.19
Earnings per common share - Diluted	$0.05	$0.06	$0.13	$0.17

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 TSS, Inc.

Adjusted EBITDA Reconciliation (GAAP to non-GAAP)

(Unaudited, In thousands)

	Three Months Ended June 30,		Six Month Ended June 30,
	2026	2025	2026	2025
Net income	$1,432	$1,483	$3,708	$4,462
Interest expense	322	-	655	-
Bank factoring fees	510	859	1,214	2,327
Interest income	(565)	(175)	(1,290)	(558)
Depreciation and amortization	1,309	844	2,551	1,054
Income tax expense	413	69	804	118
EBITDA	$3,421	$3,080	$7,642	$7,403
Stock based compensation	1,049	930	2,099	1,851
Loss on sale or disposal of assets	17	--	17	-
Adjusted EBITDA	$4,487	$4,010	$9,758	$9,254

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